EXHIBIT 3A

KULA VENTURES #2 LTD.

UNSECURED PROMISSORY NOTE

(TYPE A)

$____,000.00	[ISSUE DATE]

FOR VALUE RECEIVED, KULA VENTURES #2 LTD., a Nevada corporation (the “Company”), promises to pay to the order of [SUBSCRIBER NAME] (the “Holder”), his nominee(s) or assign(s), [_________] Thousand dollars ($____,000.00) (the “Principal Amount”), together with interest from the date of funding of this Promissory Note (this “Note”) as provided herein. The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

Section 1. Interest. The Principal Amount will bear simple interest on the unpaid balance thereof at a rate equal to 8.0% per annum, without amortization (the “Interest Rate”), calculated on the basis of a 360 day year, which interest will be paid monthly in arrears commencing on the first business day of the second calendar month following the date of funding of this Note with any remaining unpaid and accrued interest to be paid on the Maturity Date (defined below). The unpaid Principal Amount unpaid accrued interest thereon are referred to collectively as the “Debt.”

Section 2. Payment of Principal and Interest. The Debt will be paid in full on the Maturity Date, which is the earlier of: (a) [TWO YEARS FROM ISSUE DATE]; or (b) the date of acceleration of the maturity of the Debt pursuant to Section 3(b). The Company may prepay all or a portion of the Debt at any time without premium or penalty. Partial prepayments will be applied first to accrued and unpaid interest and then to principal.

Section 3. Events of Default; Remedies.

(a) Events of Default. Any of the following events constitutes an “Event of Default”:

(i) Breach by the Company of any of the Company’s obligations under this Note and the failure to cure such breach within five days after written notice of such breach; or

(ii) The Company (A) makes any assignment for the benefit of creditors, or (B) applies for or consents to the appointment of a receiver or trustee for the Company or for a substantial part of the Company’s property or business, or a receiver or trustee otherwise is appointed and is not discharged within 30 days after such appointment; or

(iii) Any bankruptcy, insolvency, reorganization or liquidation proceeding or other proceeding for relief under any bankruptcy law or any law for the relief of debtors, of which the Company is the subject, is instituted by or against the Company and, if against the Company, the same is not dismissed or stayed within 60 days.

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(b) Remedies. Upon the occurrence and during the continuance of an Event of Default, and upon receipt by the Company of written notice thereof by the Holder, the Debt will be immediately due and payable in full.

(c) No Waiver of Remedies. No waiver of any breach of or default under any provision of this Note will constitute or be construed as a waiver by the Holder of any subsequent breach of or default under that or any other provision of this Note.

Section 4. Waiver. The Company waives diligence, presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note.

Section 5. Subordination. This Note and the right of the Holder to payment of the Debt are subordinated to any presently existing or hereafter arising indebtedness of the Company to banks, financial institutions, and secured creditors. The Holder will promptly execute and deliver any agreement or instrument required by any such creditor to give effect to such subordination.

Section 6. Governing Law. This Note is governed by and is to be construed in accordance with the law of the State of Nevada without regard to the conflict of laws principles thereof.

Section 7. Assignability; Successors and Assigns. Subject to compliance with applicable federal and state securities laws, the Holder may at any time assign, pledge or otherwise transfer this Note without the consent of the Company to any person or entity that agrees in writing to be bound by all of the terms of the Note. This Note and the rights evidenced hereby will inure to the benefit of and be binding upon the successors and assigns of the Company and the Holder.

Section 8. Headings. Headings used in this Note are inserted for convenience only and do not constitute a part hereof.

Section 9. Notice. Any notice required or provided under this Note shall be sent via certified mail, return receipt requested, or overnight via FEDEX or similar carrier of national reputation with signature required upon delivery, as follows:

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If to the Company:	If to the Holder:

KULA VENTURES #2 LTD. 6350 W. Cheyenne Ave. Las Vegas, NV 89108	[SUBSCRIBER NAME] [SUBSCRIBER ADDRESS]

Section 10. Amendments. This Note and any term or provision herein may only be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder.

Section 11. Entire Agreement. This Note sets forth the entire agreement and understanding of the Company and the Holder in respect of the subject matter contained herein, and supersedes all prior agreements or understandings between such parties with respect hereto.

KULA VENTURES #2 LTD.

By
Its

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